Filed Pursuant to Rule 424(b)(2)
File No. 333-221324

MARKET MEASURE SUPPLEMENT (To Prospectus Supplement dated January 24, 2018 and Prospectus dated November 3, 2017, as may be amended)

Wells Fargo & Company

Medium-Term Notes, Series S

Securities Linked to One or More Indices or Exchange-Traded Funds

Wells Fargo & Company (“Wells Fargo”) may, from time to time, offer and sell securities linked to one or more equity indices (each, an “Index” and collectively, the “Indices”) or exchange-traded funds (each, a “ Fund” and collectively, the “Funds”), or any combination thereof. This prospectus supplement, which we refer to as a “market measure supplement,” describes potential Indices and Funds to which the securities may be linked. This market measure supplement supplements the disclosure in any pricing supplement that may reference it, any applicable product supplement, the accompanying prospectus supplement and prospectus. A separate pricing supplement will describe terms that apply to specific issuances of the securities and may include changes to the description of any relevant Index or Fund contained in this market measure supplement. If the disclosure in the relevant pricing supplement is inconsistent with the disclosure herein, the disclosure in the relevant pricing supplement will control.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See the applicable pricing supplement and any applicable product supplement for a discussion of risks relating to each particular issuance of securities.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this market measure supplement or the accompanying pricing supplement, any applicable product supplement, the prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wells Fargo Securities

The date of this market measure supplement is January 24, 2018.

TABLE OF CONTENTS

RISK FACTORS	MMS-4
DESCRIPTION OF EQUITY INDICES	MMS-5
THE DOW JONES INDUSTRIAL AVERAGESM	MMS-5
THE DOW JONES U.S. REAL ESTATE INDEX	MMS-8
THE EURO STOXX 50® INDEX	MMS-11
THE MSCI INDICES	MMS-15
The MSCI EAFE Index®	MMS-15
The MSCI Emerging Markets IndexSM	MMS-15
THE MVIS® U.S. LISTED OIL SERVICES 25 INDEX	MMS-24
THE RUSSELL INDICES	MMS-31
The Russell 1000® Index	MMS-31
The Russell 2000® Index	MMS-31
The Russell 3000® Index	MMS-31
THE S&P INDICES	MMS-36
The S&P 500® Index	MMS-36
The S&P MidCap 400® Index	MMS-36
The S&P SmallCap 600® Index	MMS-36
THE S&P SELECT INDUSTRY INDICES	MMS-42
The S&P® Homebuilders Select Industry Index	MMS-42
The S&P® Oil & Gas Exploration & Production Select Industry Index	MMS-42
THE SELECT SECTOR INDICES	MMS-47
The Energy Select Sector Index	MMS-47
The Financial Select Sector Index	MMS-47
The Industrial Select Sector Index	MMS-47
The Technology Select Sector Index	MMS-47
DESCRIPTION OF EXCHANGE-TRADED FUNDS	MMS-50
THE iSHARES® U.S. REAL ESTATE ETF	MMS-51
THE iSHARES® MSCI EAFE ETF	MMS-51
THE iSHARES® MSCI EMERGING MARKETS ETF	MMS-51
THE iSHARES® RUSSELL 2000 ETF	MMS-51
THE ENERGY SELECT SECTOR SPDR® FUND	MMS-52
THE FINANCIAL SELECT SECTOR SPDR® FUND	MMS-52
THE INDUSTRIAL SELECT SECTOR SPDR® FUND	MMS-52
THE TECHNOLOGY SELECT SECTOR SPDR® FUND	MMS-52
THE VANECK VECTORS® OIL SERVICES ETF	MMS-53
THE SPDR® S&P® HOMEBUILDERS ETF	MMS-53
THE SPDR® S&P® OIL & GAS EXPLORATION & PRODUCTION ETF	MMS-53
THE SPDR® S&P 500 ® ETF TRUST	MMS-53
THE SPDR® S&P MIDCAP 400® ETF TRUST	MMS-54

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You should read this market measure supplement, together with the accompanying prospectus supplement and the prospectus, any applicable product supplement and the applicable pricing supplement, which together contain a description of the terms of the securities to be offered and other relevant disclosures, and which supersede all prior or contemporaneous oral statements as well as any other written materials.

You should carefully consider, among other things, the matters set forth under the “Risk Factors” section of any applicable product supplement and the applicable pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

All disclosures contained in this market measure supplement and the applicable pricing supplement regarding any Index or Fund, including, without limitation, its make-up, its method of calculation and changes in its components and its historical closing levels or prices, have been derived from publicly available information. The information reflects the policies of, and is subject to change by, the sponsor of the applicable Index or Fund (with respect to an Index, the “index sponsor” and with respect to a Fund, the “fund sponsor”). Each Index is developed, calculated and maintained by its respective index sponsor. Each Fund is developed, calculated and maintained by its respective fund sponsor. Neither we nor any agent participating in the distribution of the securities has independently verified the accuracy or completeness of any information with respect to any Index, index sponsor or any Fund or fund sponsor in connection with the offer and sale of the securities. Furthermore, neither we nor any agent can give any assurance that all events occurring prior to the date of any offer and sale of securities (including events that would affect the accuracy or completeness of the publicly available information described in this market measure supplement or in the applicable pricing supplement) that would affect the level of any Index or the price of any Fund have been publicly disclosed. Subsequent disclosure of any such events could affect the payment received at maturity or on any other relevant date with respect to such securities and therefore the value of the securities. Neither we nor any agent accepts any responsibility for the calculation, maintenance or publication of any Index, Fund or any successor Index or successor Fund.

With respect to an Index, unless otherwise specified in the applicable pricing supplement, we or one of our affiliates has contracted with the index sponsor of the Index or Indices to which your securities may be linked for the rights to use such Index or Indices and certain associated trademarks or service marks for each Index. We or one of our affiliates generally obtain these licenses either on an individual basis for a particular offering of securities or for a term of years. Although we anticipate that we or our affiliates will continue to enter into and renew such licenses, any such license could be terminated upon the occurrence of certain events in the future.

When we refer to “Wells Fargo,” “we,” “our” and “us” in this market measure supplement we mean only Wells Fargo & Company, and not Wells Fargo & Company together with any of its subsidiaries, unless the context indicates otherwise.

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RISK FACTORS

For risk factors specific to any of the Indices or Funds to which your securities are linked, please see the “Risk Factors” section of any applicable product supplement and the “Selected Risk Considerations” or “Risk Factors” section, as applicable, of the applicable pricing supplement.

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DESCRIPTION OF EQUITY INDICES

THE DOW JONES INDUSTRIAL AVERAGESM

We obtained all information contained in this market measure supplement regarding the Dow Jones Industrial AverageSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Dow Jones Industrial Average is an index calculated, published and disseminated by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Dow Jones Industrial Average at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Dow Jones Industrial Average in connection with the offer and sale of securities.

General

The Dow Jones Industrial Average is widely used as an indicator of the pattern of the price movement of United States equities. The calculation of the value of the Dow Jones Industrial Average, discussed below in further detail, is a price-weighted average of the stocks of 30 blue-chip companies that are generally the leaders in their industry. The Dow Jones Industrial Average represents large and well-known United States companies and covers all industries with the exception of transportation and utilities.

The Dow Jones Industrial Average is price-weighted rather than market capitalization-weighted, which means that weightings are based only on changes in the stocks’ prices, rather than by both price changes and changes in the number of shares outstanding. The value of the Dow Jones Industrial Average is the sum of the primary exchange prices of each of the 30 component stocks included in the Dow Jones Industrial Average divided by a divisor. The divisor used to calculate the price-weighted average of the Dow Jones Industrial Average is not simply the number of component stocks; rather, the divisor is adjusted to smooth out the effects of stock splits and other corporate actions. While this methodology reflects current practice in calculating the Dow Jones Industrial Average, no assurance can be given that Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the amounts payable on the securities at maturity.

The Dow Jones Industrial Average does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Index Construction and Maintenance

The Dow Jones Industrial Average is maintained by an Averages Committee, which is composed of three representatives of the S&P Dow Jones and two representatives of The Wall Street Journal. The Averages Committee meets at least semi-annually. At each meeting, the Averages Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters. While stock selection is not governed by quantitative rules, a stock typically is added only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Maintaining adequate sector representation within the index is also a consideration in the selection process for the Dow Jones Industrial Average. Companies should be incorporated and headquartered in the United States. In addition, a plurality of revenues should be derived from the United States.

Changes to the indices are made on an as-needed basis. There is no annual or semi-annual reconstruction. Rather, changes in response to corporate actions and market developments can be made at any time.

The Dow Jones Industrial AverageSM is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® and Dow Jones Industrial Average are registered trademarks of Dow Jones Trademark Holdings LLC; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC.

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Corporate Actions.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Corporation Action	Adjustment Made to the Index	Divisor Adjustment?
Spin-off

The price of the parent company is adjusted to the price of the parent company minus (the price of the spun-off company/share exchange ratio). The index divisor adjusts simultaneously.

Any potential impacts on index constituents are evaluated by the Averaging Committee on a case by case basis.

Yes

Rights Offering	The price is adjusted according to the terms of the rights offering.	Yes

Stock dividend, stock split, reverse stock split	The price is adjusted according to the terms of the stock split or dividend.	Yes

Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	No impact.	No

Special dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Constituent Change	Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the index will be replaced on the effective date of the drop. In the case of a zero price spin-off, the spun-off company is not replaced.	Yes

License Agreement

We and S&P Dow Jones have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones Industrial Average, which is owned and published by S&P Dow Jones, in connection with certain securities, including the securities.

The license agreement between us and S&P Dow Jones provides that the following language must be set forth in this market measure supplement.

“The securities are not sponsored, endorsed, sold, or promoted by S&P Dow Jones. S&P Dow Jones makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones’ only relationship to Wells Fargo & Company is the licensing of certain trademarks, trade names, and service marks of S&P Dow Jones and of the Dow Jones Industrial Average, which is determined, composed, and calculated by S&P Dow Jones without regard to Wells Fargo & Company or the securities. S&P Dow Jones has no obligation to take the needs of Wells Fargo & Company or the needs of holders of the securities into consideration in determining, composing, or calculating the Dow Jones Industrial Average. S&P Dow Jones is not responsible for and has not participated in the determination of the timing of, prices, or quantities of the securities to be issued or in the determination or calculation of the amount payable at maturity. S&P Dow Jones has no obligation or liability in connection with the administration, marketing, or trading of the securities.

S&P DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY WELLS FARGO & COMPANY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN.

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S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND WELLS FARGO & COMPANY.”

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THE DOW JONES U.S. REAL ESTATE INDEX

We obtained all information contained in this market measure supplement regarding the Dow Jones U.S. Real Estate Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Dow Jones U.S. Real Estate Index is an index calculated, published and disseminated by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Dow Jones U.S. Real Estate Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Dow Jones U.S. Real Estate Index in connection with the offer and sale of securities.

General

The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market. Component companies include real estate holding and development companies and real estate investment trusts (“REITs”). REITs are passive investment vehicles that invest primarily in income-producing real estate or real estate-related loans and interests.

The Dow Jones U.S. Real Estate Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Background of the Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM. The Dow Jones U.S. Index is a broad-based measure of the U.S. stock market, which aims to represent the top 95% of U.S. companies based on float-adjusted market capitalization, excluding the most thinly traded securities. That is, the Dow Jones U.S. Index is a market capitalization-weighted index in which only the shares of a company that are readily available to investors—the “float”—are counted. The Dow Jones U.S. Index is a subset of the Dow Jones Global IndexSM. The Dow Jones Global Index targets 95% coverage of markets open to foreign investment and tracks 48 countries, including 25 developed markets and 23 emerging markets.

The Dow Jones U.S. Real Estate Index, the Dow Jones U.S. Index, and the Dow Jones Global Index are part of the Dow Jones Global IndexesSM family, which is a comprehensive global index series designed to provide a broad range of portfolio-management and benchmarking tools. The Dow Jones Global Indexes include regional, country, size-segment, and sector indexes. The sector indexes track global sector indexes and sector indexes for each country and region. The sectors are defined based on the proprietary classification system used by Dow Jones Indexes. Dow Jones’ proprietary classification system includes 10 industries, 19 supersectors, 41 sectors, and 114 subsectors. Dow Jones’ proprietary classification system allocates companies to the subsector whose definition most closely describes the nature of its business. The nature of a company’s business is determined by its source of revenue or where it constitutes the majority of revenue.

The Dow Jones U.S. Real Estate Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® and Dow Jones U.S. Real Estate are registered trademarks of Dow Jones Trademark Holdings LLC; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC.

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Composition of the Dow Jones U.S. Real Estate Index

Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. Index, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover. To be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate supersector of industry classifications as maintained by Dow Jones’ proprietary classification system. The Real Estate supersector—part of the Financials industry classification—is composed of two sectors.

The Real Estate Investment & Services sector consists of real estate holding and development companies that invest directly or indirectly in real estate through development, investment, or ownership; and real estate services companies that provide services to real estate companies but do not own the properties themselves, including agencies, brokers, leasing companies, management companies, and advisory services. The Real Estate Investment Trusts sector consists of REITs or listed property trusts (“LPTs”) that invest in office, industrial, retail, residential, specialty (e.g., health care), hotel, lodging and other properties or that are directly involved in lending money to real estate owners and operators or indirectly through the purchase of mortgages or mortgage-backed securities.

The Dow Jones U.S. Real Estate Index component candidates must also be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, LPTs, and similar real-property-owning passthrough structures taxed as REITs by their domiciles are also eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten non-trading days during the past quarter are excluded.

Review of the Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index is reviewed on a quarterly basis. The number of shares outstanding for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 5% due to a corporate action, the share total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, changes will be announced at least two business days prior to implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced on the second Friday of the third month of each quarter (e.g., March, June, September and December).

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index. Mergers, takeovers, and spinoffs, as well as organic growth in a company’s business segments, can require industry and sector transfers. If a company’s primary revenues shift from one line of business to another, the company will be assigned a new industry, supersector, sector, and subsector during a quarterly review. A company’s classification may also require an immediate change as a result of a special event such as a merger, takeover, or spinoff.

License Agreement

We and S&P Dow Jones have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones U.S. Real

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Estate Index, which is owned and published by S&P Dow Jones, in connection with certain securities, including the securities.

The license agreement between us and S&P Dow Jones provides that the following language must be set forth in this market measure supplement.

“The securities are not sponsored, endorsed, sold, or promoted by S&P Dow Jones. S&P Dow Jones makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones’ only relationship to Wells Fargo & Company is the licensing of certain trademarks, trade names, and service marks of S&P Dow Jones and of the Dow Jones U.S. Real Estate Index, which is determined, composed, and calculated by S&P Dow Jones without regard to Wells Fargo & Company or the securities. S&P Dow Jones has no obligation to take the needs of Wells Fargo & Company or the needs of holders of the securities into consideration in determining, composing, or calculating the Dow Jones U.S. Real Estate Index. S&P Dow Jones is not responsible for and has not participated in the determination of the timing of, prices, or quantities of the securities to be issued or in the determination or calculation of the amount payable at maturity. S&P Dow Jones has no obligation or liability in connection with the administration, marketing, or trading of the securities.

S&P DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES U.S. REAL ESTATE INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY WELLS FARGO & COMPANY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES U.S. REAL ESTATE INDEX OR ANY DATA INCLUDED THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES U.S. REAL ESTATE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND WELLS FARGO & COMPANY.”

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THE EURO STOXX 50® INDEX

We obtained all information contained in this market measure supplement regarding the EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, STOXX Limited, the index sponsor (“STOXX”). STOXX has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX 50 Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the EURO STOXX 50 Index in connection with the offer and sale of securities.

General

The EURO STOXX 50 Index is calculated, maintained and published by STOXX, a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50 Index began on February 26, 1998, based on an initial index value of 1,000 on December 31, 1991. The EURO STOXX 50 Index is published in The Wall Street Journal and disseminated on STOXX’s website.

The EURO STOXX 50 Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Index Composition

The EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from within the EURO STOXX Supersector indexes, which includes stocks selected from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. At any given time, some eligible countries may not be represented in the EURO STOXX 50 Index. The component stocks have a high degree of liquidity and represent the largest companies across all supersectors as defined by the Industry Classification Benchmark.

Component Selection. The composition of the EURO STOXX 50 Index is reviewed by STOXX annually in September. Within each of the 19 EURO STOXX Supersector indexes, the respective index component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All remaining stocks that are current EURO STOXX 50 Index components are then added to the selection list. The stocks on the selection list are then ranked by free-float market capitalization. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the EURO STOXX 50 Index contains 50 stocks.

Ongoing Maintenance of Component Stocks

The component stocks of the EURO STOXX 50 Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the EURO STOXX 50 Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license.

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The component stocks of the EURO STOXX 50 Index are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. The highest-ranked non-component stock will replace the exiting component stock. The EURO STOXX 50 Index is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the new component stock. In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the higher buffer on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.

The free float factors and outstanding number of shares for each component stock that STOXX uses to calculate the EURO STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the EURO STOXX 50 Index’s total free float market capitalization. The free float factor reduces the component stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

Calculation of the EURO STOXX 50 Index

The EURO STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50 Index value can be expressed as follows:

Index =	Free-float market capitalization of the EURO STOXX 50 Index

Divisor

The “free-float market capitalization of the EURO STOXX 50 Index” is equal to the sum of the products of the closing price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the EURO STOXX 50 Index is being calculated. The component stocks trade in euros and thus, no currency conversion is required. The cap factor limits the weight of a component within the EURO STOXX 50 Index to a maximum of 10%.

The EURO STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the EURO STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1)	Special cash dividend

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution.

Adjusted price = closing price – dividend announced by the company * (1 – withholding tax, if applicable)

Divisor: decreases

(2)	Split and reverse split:

Adjusted price = closing price * A/B

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New number of shares = old number of shares * B/A

Divisor: no change

(3)	Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: increases

(4)	Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(5)	Stock dividend from treasury stock (if treated as extraordinary dividend):

Adjusted close = close – close * B / (A + B)

Divisor: decreases

(6)	Stock dividend of another company:

Adjusted price = (closing price * A – price of other company * B) / A

Divisor: decreases

(7)	Return of capital and share consolidation:

Adjusted price = (closing price – capital return announced by company * (1 – withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(8)	Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of shares) – (tender price * number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(9)	Spin-off:

Adjusted price = (closing price * A – price of spin-off shares B) / A

Divisor: decreases

(10)	Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

•	Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

•	If A is not equal to one, all the following “new number of shares” formulas need to be divided by A:

¡	If rights are applicable after stock distribution (one action applicable to another):

Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) / ((A + B) * (1 + C / A))

New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A

Divisor: increases

¡	If stock distribution is applicable after rights (one action applicable to another):

Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares * ((A + C) * (1 + B / A))

Divisor: increases

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¡	Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

(11)	Addition / deletion of a company:

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

(12)	Free Float and shares changes:

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement

STOXX Limited (“STOXX”) and its licensors (the “Licensors”) have no relationship to Wells Fargo & Company, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the securities.

STOXX and its Licensors do not:

•	Sponsor, endorse, sell or promote the securities.

•	Recommend that any person invest in the securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the securities.

•	Have any responsibility or liability for the administration, management or marketing of the securities.

•	Consider the needs of the securities or the owners of the securities in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the securities. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied, and disclaim any and all warranty about:

•	The results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;

•	The accuracy or completeness of the EURO STOXX 50® Index and its data;

•	The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;

•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;

•	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Wells Fargo & Company and STOXX is solely for their benefit and not for the benefit of the owners of the securities or any other third parties.

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THE MSCI INDICES

We obtained all information contained in this market measure supplement regarding the MSCI EAFE Index® and the MSCI Emerging Markets IndexSM (each, an “MSCI Index” and collectively, the “MSCI Indices”) including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI, Inc., the index sponsor (“MSCI”). MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Indices at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the MSCI Indices in connection with the offer and sale of securities.

The MSCI Indices do not reflect the payment of dividends on the stocks underlying them and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase the applicable underlying stocks and hold them until maturity.

The MSCI EAFE Index®

The MSCI EAFE Index is a free float-adjusted market capitalization index compiled by MSCI that is designed to measure developed market equity performance, excluding the United States and Canada. As of the date of this market measure supplement, the following developed market country indices are included in the MSCI EAFE Index: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. MSCI is under no obligation to continue to include these country indices. The component country indices included within the MSCI EAFE Index are a sampling of equity securities across industry groups in such country’s equity markets. The MSCI EAFE Index is calculated in U.S. dollars, is an MSCI International Index and is part of the MSCI Global Investable Market Indices, the methodology of which is discussed below. For purposes of the below methodology, all of the country indices included in the MSCI EAFE Index are classified as developed market indices. In addition, the MSCI EAFE Index is considered a “standard” index, which means it consists of eligible large- and mid-capitalization stocks, as determined by MSCI.

The MSCI Emerging Markets IndexSM

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index compiled by MSCI that is designed to measure equity market performance in the global emerging markets. As of the date of this market measure supplement, the following emerging market country indices are included in the MSCI Emerging Markets Index: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates. Beginning in June 2018, the MSCI Emerging Markets Index will include shares traded on mainland Chinese exchanges, as distinct from exchanges in Hong Kong, referred to as A shares. MSCI is under no obligation to continue to include these country indices. The component country indices included within the MSCI Emerging Markets Index are a sampling of equity securities across industry groups in such country’s equity markets. The MSCI Emerging Markets Index is calculated in U.S. dollars, is an MSCI International Index and is part of the MSCI Global Investable Market Indices, the methodology of which is discussed below. For purposes of the below methodology, all of the country indices included in the MSCI Emerging Markets Index are classified as emerging market indices. In addition, the MSCI Emerging Markets Index is considered a “standard” index, which means it consists of eligible large- and mid-capitalization stocks, as determined by MSCI.

The MSCI EAFE Index® and the MSCI Emerging Markets IndexSM are the exclusive property of MSCI Inc. (“MSCI”). MSCI, the MSCI EAFE Index and the MSCI Emerging Markets Index are service marks of MSCI or its affiliates and have been licensed for use by us.

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Constructing the MSCI Indices

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the MSCI Standard Index; and (v) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i)	Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified into market categories, including Developed Markets (“DM”) and Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds (other than business development companies in the United States), ETFs, equity derivatives, limited partnerships and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii)	Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The global investable equity universe is the aggregation of all market investable equity universes.

The investability screens used to determine the investable equity universe in each market are:

(i)	Identifying Eligible Listings: A security may have a listing that trades in the country where it is classified (a “local listing”) and/or a listing that trades in a country outside of its classification (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the investable equity universe. A security may be represented by a foreign listing only if: (1) the security is classified in a country index that meets the foreign listing materiality requirement (as described below) and (2) the security’s foreign listing is traded on an eligible stock exchange. An eligible stock exchange for a security that is classified in a DM country is any stock exchange in another DM country. An eligible stock exchange for a security that is classified in an EM country is any stock exchange classified in a DM country or another EM country.

In order for a foreign listing to be eligible for inclusion in the applicable country index, that country index must meet the foreign listing materiality requirement. In order for a country index to meet the foreign listing materiality requirement, the aggregate market capitalization of all securities represented by foreign listings must represent at least (i) 5% of the free float-adjusted market capitalization of that country index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index (an index that measures equity performance in both the developed and emerging markets).

(ii)	Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are as follows:

(a)

Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization (the “equity universe minimum size requirement”). The equity

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universe minimum size requirement applies to companies in all markets, DM or EM, and is derived as follows:

¡	First, the companies in the DM equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the DM equity universe is calculated at each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

¡	Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, the full market capitalization of the company at that point defines the equity universe minimum size requirement.

¡	At the time of the November 2017 Semi-Annual Index Review (“SAIR”), the equity universe minimum size requirement was set at $261,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each Semi-Annual Index Review, as described below.

(b)	Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(c)	DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a DM. A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an EM.

Due to liquidity concerns relating to securities trading at very high stock prices, a security with a stock price above $10,000 will fail the liquidity screening and will not be included in any market investable equity universe. This limitation applies only for securities that are not currently constituents of the MSCI Global Investable Market Indices. Current constituents of the MSCI Global Investable Market Indices will remain in their respective indices even if their stock price passes $10,000.

(d)	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

(e)

Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the

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implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a quarterly or semi-annual index review.

(f)	Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a Foreign Ownership Limit (“FOL”) to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size–based indices (the “Size Segment Indices”):

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size-segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a DM or three securities in an EM, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that DM or three in that EM. At subsequent index reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

When the index continuity rule is in effect, the market size-segment cutoff is set at 0.5 times the global minimum size reference for the Standard Index rather than the full market capitalization of the smallest company in that market’s Standard Index.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. The GICS entails four levels of classification: (1) sector; (2) industry groups; (3) industries; and (4) sub–industries. Under the GICS, each company is assigned uniquely to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS. The GICS classification of each security is used by MSCI to construct additional indices.

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Maintenance of the MSCI Indices

In order to maintain the representativeness of the MSCI Indices, MSCI may make structural changes to the MSCI Indices as a whole by adding or deleting component country indices. In particular, MSCI may add additional component country indices to the MSCI Indices or subtract one or more of its current component country indices prior to the maturity of the securities. Currently, such changes in the MSCI Indices may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Each component country index is maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of such index, and index stability and low index turnover. The maintenance of the component country indices is reflected in the MSCI Indices.

In particular, index maintenance involves:

(i)	SAIRs in May and November of the Size Segment Indices which include:

•	Updating the indices on the basis of a fully refreshed equity universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the equity universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment Indices. During each SAIR, the equity universe is updated and the global minimum size range is recalculated for each size segment. Among other index maintenance activities, for each market, new equity securities are identified and tested for inclusion in the relevant index and existing component securities are evaluated to ensure they meet the revised requirements for inclusion in the relevant index.

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

The objective of the QIRs is to ensure that the MSCI Indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to, among other factors, migration to another Size Segment Index, and changes in FIFs and NOS. Only additions of significant new investable companies are considered during a QIR and only with respect to Standard Indices. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii)

Ongoing event-related changes: Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

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The results of the SAIRs and QIRs are announced at least two weeks in advance of implementation. All changes resulting from corporate events are announced prior to their implementation.

Index Calculation

The MSCI Indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index levels.

Corporate Events

In addition to the index maintenance described above, maintaining the component country indices also includes monitoring and completing adjustments for certain corporate events, including mergers and acquisitions, tender offers, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the component country indices is reflected in the MSCI Indices. The adjustments for certain corporate events are described more fully below.

Mergers and Acquisitions

As a general principle, MSCI implements mergers and acquisitions as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective.

For U.S. mergers and acquisitions, where the delisting date for the acquired security is not available in advance and the completion of the transaction may be delayed due, for example, to the existence of financing conditions, MSCI will wait until the official announcement of the completion of the deal to delete the security and will give clients advance notice before the deletion. However, if the delisting date for the acquired security is not available in advance, and the transaction is not subject to any financing conditions, MSCI will delete such securities shortly after the relevant shareholders’ approvals, provided that all other conditions required for completion of the transaction have been met.

If the deletion of securities after the official announcement of the completion of a deal results in deleting securities after they have ceased trading. MSCI will use the following deletion prices:

•	the last traded price before the delisting if the acquisition is for cash; or

•	a calculated price based on the terms of the acquisition and the market share price of the acquirer if the acquisition is for shares or cash and shares.

Tender Offers

In tender offers, the acquired or merging security is generally deleted from the applicable MSCI Indices at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results, if any, and other additional conditions for the offer.

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If a security is deleted from an MSCI Index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for MSCI Index inclusion at the following regularly scheduled index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions

When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes

Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs

On the ex-date of a spin-off, a price adjustment factor (“PAF”) is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. In order to decide whether the spun-off entity qualifies for inclusion, the full company market capitalization of the spun-off entity is estimated by MSCI prior to the spin-off being effective. These estimates are typically based on public information provided by the parent company, including amongst others the spin-off prospectus and estimates from brokers.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or domestic inclusion factors (“DIF”) are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the price on the day prior to the ex-date and the ex-price of the parent security.

Corporate Actions

Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the day prior to the ex-date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex-date. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings

Changes in number of shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of

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the security’s number of shares are implemented at the next regularly scheduled index review following the completion of the event. Block sales or large market transactions involving changes in strategic ownership, which are publicly announced, made by way of immediate book-building and/or in the absence of an offer prospectus, that result in significant changes in free float estimates and corresponding FIFs will generally be reflected at the following regularly scheduled index review. For public secondary offerings of existing constituents representing at least 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be implemented at the following regularly scheduled index review.

Debt-to-Equity Swaps

In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented at a following regularly scheduled index review.

Suspensions and Bankruptcies

MSCI removes from the MSCI Indices as soon as possible companies that file for bankruptcy or protection from their creditors and/or are suspended and for which a return to normal business activity is unlikely in the near future. MSCI treats in the same way companies that fail stock exchange listing requirements with announcements of delisting from stock exchanges. In cases where the company is still trading, MSCI deletes the company on the same day at its last trading price, if feasible, and sends an intraday announcement. When the primary exchange price is not available, MSCI deletes securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no such price is available, the security will be deleted at the lowest system price. If MSCI decides to delete a company at the lowest system price with more than one full business day advance notice, the company may be maintained in the MSCI Indices at the lowest system price, instead of carrying forward its last trading price, until its deletion.

For securities that are suspended, MSCI carries forward the market price prior to the suspension during the suspension period. MSCI evaluates securities under prolonged suspension for deletion from the MSCI Indices on a monthly basis. Companies that are suspended for 50 business days are removed from the MSCI Indices.

License Agreement

Wells Fargo and MSCI Inc. have entered into a non-transferable, non-exclusive license agreement providing for the license to Wells Fargo, in exchange for a fee, of the right to use the MSCI Indices in connection with the issuance of the securities.

The license agreement between Wells Fargo and MSCI provides that the following language must be stated in this market measure supplement:

THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING THE MSCI INDICES (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI, THE MSCI EAFE INDEX AND THE MSCI EMERGING MARKETS INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY WELLS FARGO & COMPANY. THE SECURITIES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE SECURITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY,

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EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL PRODUCTS GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI EAFE INDEX AND THE MSCI EMERGING MARKETS INDEX WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR THE ISSUER OR OWNER OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE SECURITIES ARE REDEEMABLE. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR COMPLETENESS OF THE MSCI INDICES OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER OF THE SECURITIES, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MSCI INDICES OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI INDICES OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO THE MSCI INDICES AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the securities, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the securities without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

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THE MVIS® U.S. LISTED OIL SERVICES 25 INDEX

We obtained all information contained in this market measure supplement regarding the MVIS® U.S. Listed Oil Services 25 Index (the “Oil Services Index”), including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Market Vectors Index Solutions GmbH (“MVIS”), the sponsor of the Oil Services Index. MVIS has no obligation to continue to publish, and may discontinue publication of, the Oil Services Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Oil Services Index in connection with the offer and sale of securities.

The Oil Services Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector. The Oil Services Index was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000.

The Oil Services Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Index Composition and Maintenance

The Index Universe

The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange. Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.

Investable Index Universe

Only companies with a free-float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion.

In addition to the above, stocks that are currently not in the Oil Services Index must meet the following size and liquidity requirements:

•	a full market capitalization exceeding US$150 million;

•	a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and

•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

MVIS® is a trademark of Van Eck Associates Corporation.

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For stocks already in the Oil Services Index the following applies:

•	a full market capitalization exceeding US$75 million; and

•	a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at previous two reviews).

In addition:

•	a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or

•	at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below the minimum component number for the Oil Services Index, additional companies are flagged eligible by the Index owner’s decision until the number of eligible stocks equals the component count.

Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free-float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.

In case the free-float market capitalization of a non-component share line:

•	exceeds the free-float market capitalization of a share line of the same company which is an index component by at least 25%; and

•	fulfills all size and liquidity eligibility criteria for non-components,

the current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

Index Constituent Selection

The Oil Services Index is reviewed on a semi-annual basis in March and September.

The target coverage of the Oil Services Index is 25 companies from the investable universe. Oil Services Index constituents are selected using the following procedure:

(1)	The largest 50 stocks (by full market capitalization) from the investable universe qualify.

(2)	The 50 stocks are ranked in two different ways — by free-float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-daily-trading volume in descending order (the most liquid company receives rank “1”). These two ranks are added up.

(3)	The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.

(a)	Initially, the highest ranked 25 companies made up the Oil Services Index.

(b)	On-going, a 10-40 buffer is applied; the highest ranked 10 companies qualify. The remaining 15 companies are selected from the highest ranked remaining current Oil Services Index components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.

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Review Schedule

The reviews for the Oil Services Index are based on the closing data on the last business day in February and August. If a company does not trade on the last business day in February or August, the last available price for this company will be used.

The underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March or September. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March or September. Changes to the Oil Services Index are implemented and based on the closing prices of the third Friday in March or September. If the third Friday is not a business day, then the review will take place on the last business day before the third Friday. If a constituent of the Oil Services Index does not trade on the third Friday in March or September, then the last available price for that index constituent will be used. Changes become effective on the next business day.

For purposes of this description of the Oil Services Index, “business day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Frankfurt.

Ongoing Maintenance

In addition to the periodic reviews, the Oil Services Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the Oil Services Index components.

Replacements. For all corporate events that result in a stock deletion from the Oil Services Index, the deleted stock will be replaced with the highest ranked non-component on the most recent replacement list. The replacement stock will be added at the same weight as the deleted stock. Only in case of a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme.

Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/float changes are implemented after a 3-day notice period.

Initial Public Offerings (IPOs) and Spin-Offs. An IPO stock is eligible for fast-track addition to the index universe for the Oil Services Index once, either at the next semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February or August) or else at the then-following semi-annual review. In order to be added to the Oil Services Index the IPO stock has to meet the size and liquidity requirements:

•	the IPO must have a full market capitalization exceeding US$150 million;

•	the IPO must have a free-float factor of at least 10%;

•	the IPO must have an average-daily-trading volume of at least US$1 million; and

•	the IPO must have traded at least 250,000 shares per month (or per 22 days).

This rule is applicable for newly spun-off companies as well.

Changes due to Mergers & Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).

•

If an Oil Services Index component merges with or takes over another Oil Services Index component: The surviving stock remains in the Oil Services Index and the other stock is deleted immediately from the Oil Services Index. Its shares and float are adjusted according to the terms of the merger/takeover. The index

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market capitalization of the merged company corresponds to the market capitalization of the two separate companies.

•	If an Oil Services Index component merges with or takes over a non-Oil Services Index component:

If the surviving stock meets the Oil Services Index requirements, then it remains in the Oil Services Index and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover.

If the surviving stock does not meet the Oil Services Index requirements, then it is deleted immediately from the Oil Services Index.

•	If a non-Oil Services Index component merges with or takes over an Oil Services Index component:

If the surviving stock meets the Oil Services Index requirements, then it will be added to the Oil Services Index and will replace the current Oil Services Index component. Its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover.

If the surviving stock does not meet the Oil Services Index requirements, then it will not be added to the Oil Services Index and the current Oil Services Index component is deleted immediately from the Oil Services Index.

Changes due to Spin-Offs. Each spin-off stock is immediately added to the Oil Services Index for at least two trading days. If a spin-off company does not qualify for the Oil Services Index, it will be deleted based on its closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off.

Additions due to Replacements. In case the number of Oil Services Index components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.

Index Calculation

The value of the Oil Services Index is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:

where (for all stocks (i) in the Oil Services Index):

pi = stock price (rounded to four decimal places);

qi = number of shares;

ffi = free-float factor (rounded to two decimal places);

fxi = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);

cfi = company-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);

M = free-float market capitalization of the Oil Services Index; and

D = divisor (rounded to six decimal places).

Free-Float

The Oil Services Index is free-float adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-

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ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free-float factors are reviewed quarterly.

Company-Weighting Cap Factors

Companies in the Oil Services Index are weighted according to their free-float market capitalization, as modified by the company-weighting cap factors. The Oil Services Index used the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies to the Oil Services Index:

(1)	All Oil Services Index components are weighted by their free-float market capitalization.

(2)	All companies exceeding 4.5% but at least the largest five companies are grouped together (so called “Large-Weights”) and all other companies are grouped together as well (so called “Small-Weights“).

(3)	The aggregated weighting of the Large-Weights is capped at 50%:

(a)	Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%; at the same time, a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively.

(b)	Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be re-distributed proportionally across all other remaining Oil Services Index constituents in the Large-Weights.

(c)	Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be re-distributed proportionally across all other remaining Oil Services Index constituents in the Small-Weights.

Divisor Adjustments

Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the Oil Services Index) should not change the level of the Oil Services Index. This is accomplished with an adjustment to the divisor. Any change to the stocks in the Oil Services Index that alters the total market value of the Oil Services Index while holding stock prices constant will require a divisor adjustment.

where is the difference between closing market capitalization and adjusted closing market capitalization of the Oil Services Index.

Data Correction

Incorrect or missing input data will be corrected immediately.

Corporate Action Related Adjustments

Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed below with notes about the necessary changes and whether the divisor will be adjusted. Implementation takes place on the ex-date.

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Special cash dividend	Divisor change: Yes

Split Shareholders receive “B” new shares for every “A” share held.	Divisor change: No

Rights offering Shareholders receive “B” new shares for every “A” share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.	Divisor change: Yes

Stock dividend Shareholders receive “B” new shares for every “A” share held.	Divisor change: No

Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Divisor change: Yes

Stock dividend of a different company security Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes

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Spin-offs Shareholders receive “B” new shares for every “A” share held.	Divisor change: Yes

Addition/deletion of a company Net change in market value determines the divisor adjustment.	Divisor change: Yes

Changes in shares outstanding/free-float

Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the semi-annual review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.

Divisor change: Yes

Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Divisor change: Yes

With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the Oil Services Index.

Corporate actions are announced at least four days prior to implementation.

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THE RUSSELL INDICES

We obtained all information contained in this market measure supplement regarding the Russell 1000® Index, the Russell 2000® Index and the Russell 3000® Index (each a “Russell Index” and collectively, the “Russell Indices”), including, without limitation, their make-up, method of calculation, and changes in their components, from publicly available information. That information reflects the policies of, and is subject to change by FTSE Russell, the index sponsor. The Russell Indices were developed by Russell Investments before FTSE International Limited and Russell Investments combined in 2015 to create FTSE Russell, which is wholly owned by the London Stock Exchange Group. FTSE Russell has no obligation to continue to publish, and may discontinue publication of, the Russell Indices at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Russell Indices in connection with the offer and sale of securities.

The Russell Indices do not reflect the payment of dividends on the stocks underlying them and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase the applicable underlying stocks and hold them until maturity.

The Russell 1000® Index

The Russell 1000 Index measures the capitalization weighted price performance of 1,000 large-cap stocks. All stocks included in the Russell 1000 Index are traded on a major United States exchange. The companies included in the Russell 1000 Index are the 1,000 largest companies that form the Russell 3000ETM Index, which is composed of the 4,000 largest United States companies as determined by total market capitalization and represents approximately 99% of the United States equity market. The Russell 1000 Index is designed to track the performance of the large capitalization segment of the United States equity market. The Russell 1000 Index represents approximately 92.00% of the United States equity market.

The Russell 2000® Index

The Russell 2000 Index measures the capitalization-weighted price performance of 2,000 small-cap stocks and is designed to track the performance of the small capitalization segment of the United States equity market. All stocks included in the Russell 2000 Index are traded on a major United States exchange. The companies included in the Russell 2000 Index are the middle 2,000 of the companies that form the Russell 3000ETM Index, which is composed of the 4,000 largest United States companies as determined by total market capitalization and represents approximately 99.00% of the United States equity market.

The Russell 3000® Index

The Russell 3000 Index measures the capitalization-weighted price performance of 3,000 large-cap stocks and is designed to represent the broad United States equity market. All stocks included in the Russell 3000 Index are traded on a major United States exchange. The companies included in the Russell 3000 Index are the 3,000 largest United States companies that form the Russell 3000ETM Index, which is composed of the 4,000 largest United States companies as determined by total market capitalization and represents approximately 99% of the United States equity market. The Russell 3000 Index consists of the 3,000 companies included in the Russell 1000 Index and the Russell 2000 Index, which are subsets of the Russell 3000ETM Index, and represents approximately 98% of the United States equity market. The Russell 3000ETM Index is not the same as the Russell 3000® Index, which is a subset of the Russell 3000ETM Index.

“Russell 1000®”, “Russell 2000®”, “Russell 3000®” and “FTSE Russell” are trademarks of the London Stock Exchange Group companies, and have been licensed for use by us. The securities, based on the performance of the applicable Russell Index, are not sponsored, endorsed, sold or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the securities.

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Selection of Stocks Underlying the Russell Indices

The Russell Indices are sub-indices of the Russell 3000E™ Index. To be eligible for inclusion in the Russell 3000E™ Index and, consequently, a Russell Index, a company must meet the following criteria as of the rank day in May (except that initial public offerings (“IPOs”) are considered for inclusion on a quarterly basis):

•	U.S. Equity Market. The company must be determined to be part of the U.S. equity market, meaning that its home country is the United States. If a company incorporates in, has a stated headquarters location in, and also trades in the same country (ADRs and ADSs are not eligible), the company is assigned to its country of incorporation.

If any of the three criteria do not match, FTSE Russell then defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters and country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of assets matches any of the HCIs, then the company is assigned to its primary asset location.

If there is not enough information to determine a company’s primary location of assets, FTSE Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover.

If conclusive country details cannot be derived from assets or revenue, FTSE Russell assigns the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation (“BDI”) country. If the country in which its headquarters are located is a BDI country, the company is assigned to the country of its most liquid stock exchange. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Saint Eustatius, Saint Maarten and Turks and Caicos Islands.

•	U.S. Eligible Exchange. The following exchanges and markets are deemed to be eligible U.S. exchanges: the Bats exchanges, IEX, NYSE, NYSE American, the NASDAQ exchanges and NYSE Arca. Stocks that are not traded on an eligible U.S. exchange (Bulletin Board, Pink Sheet and over-the-counter securities, including securities for which prices are displayed on the FINRA Alternative Display Facility) are not eligible for inclusion.

•	Minimum Closing Price. A stock must have a close price at or above $1.00 (on its primary exchange), subject to exceptions to reduce turnover.

•	Minimum Total Market Capitalization. Companies with a total market capitalization less than $30 million are not eligible for inclusion.

•	Minimum Free Float. Companies with 5.5% or less of their shares available in the marketplace are not eligible for inclusion.

•	Company Structure. Companies structured in the following ways are not eligible for inclusion: royalty trusts, U.S. limited liability companies, closed-end investment companies, business development companies (and other companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC), blank-check companies, special-purpose acquisition companies (SPACs), limited partnerships, exchange-traded funds and mutual funds.

•	UBTI. Real estate investment trusts and publicly traded partnerships that generate or have historically generated unrelated business taxable income (“UBTI”) and have not taken steps to block UBTI to equity holders are not eligible for inclusion. Information used to confirm UBTI impact includes the following publicly available sources: 10-K, SEC Form S-3, K-1, company annual report, dividend notices or company website.

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•	Security Types. The following types of securities are not eligible for inclusion: preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts.

•	Minimum Voting Rights. As of August 2017, more than 5% of a company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) must be in the hands of unrestricted shareholders. Existing constituents have a 5 year grandfathering period to comply or they will be removed from each applicable Russell Index in September 2022.

•	Multiple Share Classes. If an eligible company trades under multiple share classes, each share class is reviewed independently for eligibility for inclusion. Share classes in addition to the primary share class must meet the following minimum size, liquidity and float requirements to be eligible: (i) total market cap must larger than that of the smallest company in the Russell 3000E™ Index; (ii) average daily dollar trading value must exceed that of the global median; and (iii) more than 5% of shares must be available in the marketplace.

Securities of eligible companies are included in Russell Indices based on total market capitalization. Total market capitalization is determined by multiplying total outstanding shares by the market price (generally, the last price traded on the primary exchange of the share class with the highest two-year trading volume, subject to exceptions) as of the rank day in May (except that IPOs are considered for inclusion on a quarterly basis). Common stock, non-restricted exchangeable shares and partnership units/membership interests (but not operating partnership units of umbrella partnership real estate investment trusts) are used to calculate a company’s total market capitalization. If multiple share classes of common stock exist, they are combined to determine total shares outstanding; however, in cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. For merger and spin-off transactions that are effective between rank day in May and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action.

The 4,000 securities with the greater total market capitalization become members of the Russell 3000E™ Index. All remaining Russell Indices are a subset of the Russell 3000E™ Index. Market capitalization breakpoints for the Russell 2000® Index are determined by the break between the companies ranked #1,001 through #3,000 (based on descending total market capitalization). New members are assigned on the basis of the breakpoints, and existing members are reviewed to determine if they fall within a cumulative 5% market cap range around these new market capitalization breakpoints. If an existing member’s market cap falls within this cumulative 5% of the market capitalization breakpoint, it will remain in its current index rather than be moved to a different Russell Index.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public (“free float”). The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks in the Russell Indices are weighted by their available (also called float-adjusted) market capitalization. The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization, based on information recorded in SEC corporate filings: officers’ and directors’ holdings, private holdings exceeding 10% of shares outstanding, institutional holdings exceeding 30% of shares outstanding, shares held by publicly listed companies, shares held by an Employee Stock Ownership Plan or a Leveraged Employee Stock Ownership Plan; shares locked up during an IPO; direct government holdings; and indirect government holdings exceeding 10% of shares outstanding.

Reconstitution occurs on the last Friday in June. However, at times this date is too proximal to exchange closures and abbreviated exchange trading schedules when market liquidity is exceptionally low. In order to ensure proper liquidity in the markets, when the last Friday in June falls on the 29th or 30th, reconstitution will occur on the preceding Friday. A full calendar for reconstitution is made available each spring.

Corporate Actions and Events Affecting the Russell Indices

FTSE Russell applies corporate actions to the Russell Indices on a daily basis. FTSE Russell applies the following methodology guidelines, among others, when adjusting the applicable Russell Index in response to corporate actions:

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•	“No Replacement” Rule. Securities that leave the relevant Russell Index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the relevant Russell Index over a year will fluctuate according to corporate activity.

•	Statement of Principles and Adjustments for Specific Corporate Events. FTSE Russell has stated as general principles that the treatment of corporate events (a) should reflect how such events are likely to be dealt with in investment portfolios to maintain the portfolio structure in line with the target set out in the index objective and index methodology and (b) should normally be designed to minimize the trading activity required by investors to match the index performance. No assurance can be provided that corporate actions and events will be treated by FTSE Russell in a manner consistent with its statement of general principles.

In addition, FTSE Russell has established guidance for the treatment of corporate actions and events, including , but not limited to, dividends, capital repayments, companies converting to a REIT structure, share buybacks, rights issues, mergers, acquisitions, tender offers, split-offs, spin-offs, bankruptcies, insolvencies, liquidations and trading suspensions. However, because of the complexities involved in some cases, those guidelines are not definitive rules that will determine FTSE Russell’s actions in all circumstances. FTSE Russell reserves the right to determine the most appropriate method of implementation for any corporate event which is not covered by those guidelines or which is of a complex nature.

•	Changes to Shares Outstanding and Free Float. Each Russell Index will be reviewed quarterly for updates to shares outstanding and to free floats used within the calculation of each Russell Index. In March, September and December, shares outstanding and free float will be updated to reflect changes greater than 1% for cumulative shares in issue changes and changes greater than 3% (or 1%, for constituents with a free float of 15% or below) for cumulative free float changes. In June the shares and free float updates will be implemented regardless of size. Shares and free float updates can be triggered in some cases by certain events, such as some primary or secondary offerings.

License Agreement

We and FTSE Russell have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Russell Indices in connection with the issuance of the securities.

The license agreement between us and FTSE Russell provides that the following language must be stated in this market measure supplement:

“The securities are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell Indices to track general stock market performance or a segment of the same. FTSE Russell’s publication of the Russell Indices in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the Russell Indices are based. FTSE Russell’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of FTSE Russell and of the Russell Indices which is determined, composed and calculated by FTSE Russell without regard to Wells Fargo & Company or the securities. FTSE Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Indices. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY WELLS FARGO INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR

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IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

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THE S&P INDICES

We obtained all information contained in this market measure supplement regarding the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index (each, an “S&P Index” and collectively, the “S&P Indices”) including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), the index sponsor. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, any S&P Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the S&P Indices in connection with the offer and sale of securities.

The S&P Indices do not reflect the payment of dividends on the stocks underlying them and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase the applicable underlying stocks and hold them until maturity.

The S&P 500® Index

The S&P 500 Index is published by S&P Dow Jones and is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. The S&P 500 Index covers approximately 80% of the United States equity market. As of the date of this market measure supplement, to be added to the S&P 500 Index, a company must have a market capitalization of $6.1 billion or more. As of the date of this market measure supplement, we are one of the companies included in the S&P 500 Index.

The S&P MidCap 400® Index

The S&P MidCap 400 Index is published by S&P Dow Jones and is comprised of 400 companies selected to provide a performance benchmark for the mid-sized market capitalization segment of the United States equity markets. As of the date of this market measure supplement, to be added to the S&P MidCap 400 Index, a company must have a market capitalization within the range of $1.6 billion to $6.8 billion.

The S&P SmallCap 600® Index

The S&P SmallCap 600 Index is published by S&P Dow Jones and is comprised of 600 companies selected to provide a performance benchmark for the small market capitalization segment in the United States equity markets. As of the date of this market measure supplement, to be added to the S&P SmallCap 600 Index, a company must have a market capitalization within the range of $450 million to $2.1 billion.

Composition of the S&P Indices

Changes to the S&P Indices are made on as needed basis, with no annual or semi-annual reconstitution. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

Additions to an S&P Index

For each S&P Index, additions to such S&P Index are evaluated based on the following eligibility criteria. These criteria are for additions to an S&P Index, not for continued membership. A stock may be removed from an S&P Index if it violates the addition criteria and if ongoing conditions warrant its removal as described below under “—Removal from an S&P Index.”

The S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index are each a product of S&P Dow Jones Indices LLC (“SPDJI”), and have been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor’s®, S&P®, S&P 500®, S&P MidCap 400® and S&P SmallCap 600® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC.

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•	Market Capitalization. The unadjusted company market capitalization should be within the specified range applicable to the S&P Index, as noted above. This range is reviewed from time to time to assure consistency with market conditions. For spin-offs, membership eligibility is determined using when-issued prices, if available.

•	Liquidity. Using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) to float-adjusted market capitalization should be at least 1.00, and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.

•	Domicile. The company should be a U.S. company, meaning a company that has the following characteristics:

•	the company should file 10-K annual reports;

•	the U.S. portion of fixed assets and revenues should constitute a plurality of the total, but need not exceed 50%. When these factors are in conflict, assets determine plurality. Revenue determines plurality when there is incomplete asset information. If this criteria is not met or is ambiguous, S&P Dow Jones may still deem the company to be a U.S. company for purposes of inclusion in an S&P Index if its primary listing, headquarters and incorporation are all in the United States and/or “a domicile of convenience” (Bermuda, Channel Islands, Gibraltar, islands in the Caribbean, Isle of Man, Luxembourg, Liberia or Panama); and

•	the primary listing must be on an eligible U.S. exchange as described under “Eligible Securities” below.

In situations where the only factor suggesting that a company is not a U.S. company is its tax registration in a “domicile of convenience” or another location chosen for tax-related reasons, S&P Dow Jones normally determines that the company is still a U.S. company. The final determination of domicile eligibility is made by the S&P Dow Jones’s U.S. index committee.

•	Public Float. There should be a public float of at least 50% of the company’s stock.

•	Sector Classification. The company is evaluated for its contribution to sector balance maintenance, as measured by a comparison of each GICS® sector’s weight in the applicable S&P Index with its weight in the S&P Total Market Index, in the relevant market capitalization range. The S&P Total Market Index is a float-adjusted, market-capitalization weighted index designed to track the broad equity market, including large-, mid-, small- and micro-cap stocks.

•	Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (“GAAP”) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter. For equity real estate investment trusts (“REITs”), financial viability is based on GAAP earnings and/or Funds From Operations (“FFO”), if reported.

•	Treatment of IPOs. Initial public offerings should be traded on an eligible exchange for at least 12 months before being considered for addition to an S&P Index. Spin-offs or in-specie distributions from existing constituents do not need to be seasoned for 12 months prior to their inclusion in an S&P Index.

•

Eligible Securities. Eligible securities are the common stock of U.S. companies with a primary listing on NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX exchanges. Ineligible exchanges include the OTC Bulletin Board and Pink Sheets. Eligible organizational structures and share types are corporations (including equity and mortgage REITS) and common stock (i.e., shares). Ineligible organizational structures and share types include business development companies, limited partnerships, master limited partnerships, limited liability companies, closed-end funds, exchange-traded funds,

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exchange-traded notes, royalty trusts, tracking stocks, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American Depositary Receipts. In addition, as of July 31, 2017, the securities of companies with multiple share class structures (including companies with listed and unlisted share classes) are no longer eligible to be added to an S&P Index, but securities already included in an S&P Index have been grandfathered and are not affected by this change.

Removal from an S&P Index

For each S&P Index, removals from such S&P Index are evaluated based as follows:

•	Companies that are involved in mergers, acquisitions or significant restructuring such that they no longer meet inclusion criteria:

•	Companies delisted as a result of merger, acquisition or other corporate action are removed at a time announced by S&P Dow Jones, normally at the close of the last day of trading or expiration of a tender offer. Constituents that are halted from trading may be kept in an S&P Index until trading resumes, at the discretion of S&P Dow Jones. If a stock is moved to the pink sheets or the bulletin board, the stock is removed.

•	Any company that is removed from an S&P Index (including discretionary and bankruptcy/exchange delistings) must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate.

•	Companies that substantially violate one or more of the addition criteria.

•	S&P Dow Jones believes turnover in membership of an S&P Index should be avoided when possible. At times a stock included an in S&P Index may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to an S&P Index, not for continued membership. As a result, an S&P Index constituent that appears to violate criteria for addition to such S&P Index is not removed unless ongoing conditions warrant its removal. When a stock is removed from an S&P Index, S&P Dow Jones explains the basis for the removal.

Migration

Current constituents of a S&P Composite 1500® component index (which include each S&P Index) can be migrated from one S&P Composite 1500® component index to another without meeting the financial viability, public float and/or liquidity eligibility criteria if the S&P Dow Jones’s U.S. index committee decides that such a move will enhance the representativeness of the relevant S&P Index as a market benchmark.

Companies that are spun-off from current index constituents do not need to meet the outside addition criteria, but they should have a total market cap representative of the S&P Index to which they are being added.

Calculation of the S&P Indices

The S&P Indices are float-adjusted market capitalization-weighted indices. On any given day, the value of an S&P Index is the total float-adjusted market capitalization of that S&P Index’s constituents divided by that S&P Index’s divisor. The float-adjusted market capitalization reflects the price of each stock in an S&P Index multiplied by the number of shares used in such S&P Index’s value calculation.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to distinguish between strategic (control) shareholders, whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company, and those holders whose investments depend on the stock’s price and their evaluation of a company’s future prospects. Generally, these “control holders” include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of

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stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P Dow Jones calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the relevant S&P Index.

Divisor. Continuity in index values of an S&P Index is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the relevant S&P Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of an S&P Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of such S&P Index. The divisor of an S&P Index is adjusted such that the index value of the such S&P Index at an instant just prior to a change in base capital equals the index value of such S&P Index at an instant immediately following that change.

Maintenance of the S&P Indices

Changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

Share Updates. Changes in a company’s shares outstanding and IWF due to its acquisition of another public company are made as soon as reasonably possible. At S&P Dow Jones’ discretion, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing. All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September and December.

5% Rule. Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading the following Friday (one week later). If an exchange holiday/closure falls on a Friday, the weekly share change announcement will be made the day before the exchange holiday/closure, and the implementation date will remain after the close of trading the following Friday (i.e., one week later).

If a 5% or more share change causes a company’s IWF to change by five percentage points or more (for example from 0.80 to 0.85), the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

For weekly share reviews involving companies with multiple share classes, the 5% share change threshold is based on each individual share class rather than total company shares.

Share/IWF Freeze. A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday preceding the second Friday of each rebalancing month (i.e., March, June, September, and December) and ends after the market close on the third Friday of a rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data are released on the first Friday of the month, but the share freeze period for September will follow the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e., the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for certain corporate action events (such as merger activity, stock splits, rights offerings). Share/IWF changes for index constituents resulting from secondary public offerings that would otherwise be eligible for next day implementation are instead collected during the freeze period and added to the weekly share change announcement on the third Friday of the rebalancing month

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for implementation the following Friday night. There is no weekly share change announcement on the second Friday of a rebalancing month.

Corporate Actions. Corporate actions (such as stock splits, stock dividends, non-zero price spin-offs and rights offerings) are applied after the close of trading on the day prior to the ex-date.

Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the S&P Dow Jones’s U.S. index committee’s discretion.

The table below summarizes types of index maintenance adjustments and indicates whether or not a divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment?
Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	The spin-off is added to the applicable S&P Index on the ex-date at a price of zero.	No

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the applicable S&P Index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend, the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market capitalization measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P Dow Jones so that there is no change in the market value of the relevant component. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Governance of the Index

Each S&P Index is maintained by S&P Dow Jones’s U.S. index committee. All index committee members are full-time professional members of S&P Dow Jones’ staff. The index committee meets monthly. At each meeting, the index committee reviews pending corporate actions that may affect constituents of the S&P Indices, statistics comparing the composition of the S&P Indices to the market, companies that are being considered as candidates for addition to the S&P Indices, and any significant market events. In addition, the index committee may revise an S&P Index’s policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

License Agreement

We and S&P Dow Jones have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the S&P Indices in connection with the issuance of the securities.

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The license agreement between us and S&P Dow Jones provides that the following language must be stated in this market measure supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third party licensors. Neither S&P Dow Jones nor its third party licensors makes any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P Indices to track general stock market performance. S&P Dow Jones’ and its third party licensor’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of S&P Dow Jones and the third party licensors and of the S&P Indices which is determined, composed and calculated by S&P Dow Jones or its third party licensors without regard to Wells Fargo & Company or the securities. S&P Dow Jones and its third party licensors have no obligation to take the needs of Wells Fargo & Company or the owners of the securities into consideration in determining, composing or calculating the S&P Indices. Neither S&P Dow Jones nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities is to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the securities.

NEITHER S&P DOW JONES, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.”

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THE S&P SELECT INDUSTRY INDICES

We obtained all information contained in this market measure supplement regarding the S&P® Homebuilders Select Industry Index and the S&P® Oil & Gas Exploration & Product Select Industry Index (each, a “Select Industry Index” and collectively, the “Select Industry Indices”), including, without limitation, their make-up, method of calculation, and changes in their components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones Indices”), the sponsor of the Select Industry Indices. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Select Industry Indices at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Select Industry Indices in connection with the offer and sale of securities.

General

Each Select Industry Index is designed to measure the performance of a sub-industry or group of sub-industries within the S&P® Total Market Index (the “S&P TM Index”) based on the Global Industry Classification Standards (“GICS”). The S&P TM Index is a benchmark that measures the performance of the United States equity market. The S&P TM Index offers broad market exposure to companies of all market capitalizations, including all common equities listed on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX. Only United States companies are eligible for inclusion in the S&P TM Index.

The S&P® Homebuilders Select Industry Index

The S&P Homebuilders Select Industry Index is an equally-weighted index that is designed to measure the performance of the homebuilders sub-industry of the S&P TM Index. The S&P Homebuilders Select Industry Index includes companies in the following sub-industries: homebuilding, building products, home furnishings, home improvement retail, homefurnishing retail and household appliances. Each of the component stocks in the S&P Homebuilders Select Industry Index is a constituent company within the homebuilding sub-industry of the S&P TM Index.

The S&P Homebuilders Select Industry Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

The S&P® Oil & Gas Exploration & Production Select Industry Index

The S&P Oil & Gas Exploration & Production Select Industry Index is an equally-weighted index that is designed to measure the performance of the following sub-industry groups of the S&P TM Index: integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. The S&P Oil & Gas Exploration & Production Select Industry Index includes companies in the following sub-industries: integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. Each of the component stocks in the S&P Oil & Gas Exploration & Production Select Industry Index is a constituent company within the oil & gas exploration & production industry of the S&P TM Index.

The S&P Oil & Gas Exploration & Production Select Industry Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

The Select Industry Indices are each a product of S&P Dow Jones Indices LLC (“SPDJI”), and have been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC.

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Index Inclusion Criteria

To be eligible for inclusion in a Select Industry Index, companies must be in the S&P TM Index, must be included in the relevant GICS sub-industry and must satisfy one of the two following combined size and liquidity criteria:

•	float-adjusted market capitalization above $500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

•	float-adjusted market capitalization above $400 million and FALR above 150%.

All companies satisfying the above requirements are included in the applicable Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 stocks in a Select Industry Index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization. Float-adjusted market capitalization should be at least $400 million for index inclusion. Existing index components must have a float-adjusted market capitalization of $300 million to remain in the index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined by dollar value traded over the previous 12 months divided by float-adjusted market capitalization as of the index-rebalancing date. Stocks having a float-adjusted market capitalization above $500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Stocks having a float-adjusted market capitalization between $400 million and $500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in a Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Domicile. Only U.S. companies are eligible for inclusion in the Select Industry Indices.

Takeover Restrictions. At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover. S&P believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS sub-industries.

Index Construction and Calculations

The Select Industry Indices are equally-weighted, with adjustments to constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1000 on the applicable base date. The index value is simply the index market value divided by the index divisor.

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In order to maintain index series continuity, it is necessary to adjust the divisor at each rebalancing.

Constituent Weightings

At each quarterly rebalancing, stocks are initially equally-weighted using closing prices as of the second Friday of the last month of quarter as the reference price. Adjustments are then made to ensure that there are no stocks whose weight in the applicable Select Industry Index is more than can be traded in a single day for a given theoretical portfolio value (ranging from $500 million to $2 billion).

S&P calculates a maximum basket liquidity weight for each stock in the applicable Select Industry Index using the ratio of its three-month median daily value traded to its applicable theoretical portfolio value. Each stock’s weight in the applicable Select Industry Index is, then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal weight. All excess weight is redistributed across the applicable Select Industry Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater than 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P will make no further adjustments.

Timing of Changes

Additions. Stocks are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new stock will be added to the applicable Select Industry Index at the weight of the deleted company. In the case of mergers involving two index constituents, the merged entity will remain in the applicable Select Industry Index provided that it meets all general eligibility requirements. The merged entity will be added to the applicable Select Industry Index at the weight of the stock deemed to be the surviving stock in the transaction (i.e., the surviving stock will not experience a weight change and its subsequent weight will not be equal to that of the pre-merger weight of the merged entities). In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action.

Deletions. A stock is deleted from the applicable Select Industry Index if the S&P TM Index drops the company. If a stock deletion causes the number of stocks in the relevant index to fall below 22, each stock deletion is accompanied with a corresponding stock addition. In case of GICS® changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Index Maintenance

The membership of the Select Industry Indices is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

The tables below summarize the types of index maintenance adjustments and indicate whether or not an index adjustment is required.

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S&P TM Index Actions

S&P TM Index Action	Adjustment Made to index	Divisor Adjustment?
Constituent Deletion	If the constituent is a member of a Select Industry Index, it is dropped.	Yes

Constituent Addition

Only in cases where the deletion causes the stock count to fall below 22 stocks, then the deletion is accompanied by an addition assuming the weight of the dropped stock.

If a stock is removed from a Select Industry Index at a price of $0.00, the stock’s replacement will be added to the applicable Select Industry Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

In the case of additions due to spin-offs, the Select Industry Indices follow the S&P TM Index’s treatment of the action.

No, except in the case of stocks removed at $0.00

GICS® Change	None. If, after the GICS® change, a stock no longer qualifies to belong to a Select Industry Index, it is removed at the next rebalancing.	No

Corporate Actions

Corporate Action	Adjustment Made to index	Divisor Adjustment?
Spin-Off	In general, both the parent stock and spun-off stocks will remain in the applicable Select Industry Index until the next index rebalancing, regardless of whether they conform to the theme of the applicable Select Industry Index.	No

Rights Offering	The price is adjusted to the price of the parent company minus (the price of the rights subscription/rights ratio). The index shares change so that the company’s weight remains the same as its weight before the spin-off.	No

Stock Dividend, Stock Split or Reverse Stock Split	The index shares are multiplied by and price is divided by the split factor.	No

Share Issuance or Share Repurchase	None	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

License Agreement

We and S&P Dow Jones have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Select Industry Indices in connection with the issuance of the securities.

The license agreement between us and S&P Dow Jones provides that the following language must be stated in this market measure supplement:

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“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third party licensors. Neither S&P Dow Jones nor its third party licensors makes any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Select Industry Indices to track general stock market performance. S&P Dow Jones’ and its third party licensor’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of S&P Dow Jones and the third party licensors and of the Select Industry Indices which is determined, composed and calculated by S&P Dow Jones or its third party licensors without regard to Wells Fargo & Company or the securities. S&P Dow Jones and its third party licensors have no obligation to take the needs of Wells Fargo & Company or the owners of the securities into consideration in determining, composing or calculating the Select Industry Indices. Neither S&P Dow Jones nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities is to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the securities.

NEITHER S&P DOW JONES, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE SELECT INDUSTRY INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SELECT INDUSTRY INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.”

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THE SELECT SECTOR INDICES

We obtained all information contained in this market measure supplement regarding the Energy Select Sector Index, the Financial Select Sector Index, the Industrial Select Sector Index and the Technology Select Sector Index (each, a “Select Sector Index” and collectively, the “Select Sector Indices”), including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), the index sponsor or BofA Merrill Lynch Research, as index compilation Agent (the “Index Compilation Agent”). S&P Dow Jones Indices has no obligation to continue to publish, and may discontinue publication of, any Select Sector Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to any Select Sectors Index in connection with the offer and sale of securities.

The Energy Select Sector Index

The Energy Select Sector Index is a modified market capitalization-based index, intended to provide investors with a way to track the movements of certain public companies that represent the energy sector of the S&P 500 Index. The Energy Select Sector Index includes companies in the following industries: energy equipment and services; and oil, gas and consumable fuels. The Energy Select Sector Index is one of the Select Sector sub-indices of the S&P 500 Index, each of which we refer to as a “Select Sector Index.”

The Financial Select Sector Index

The Financial Select Sector Index is a modified market capitalization-based index, intended to provide investors with a way to track the movements of certain public companies that represent the financial sector of the S&P 500 Index. The Financial Select Sector Index includes companies in the following industries: banks; thrifts and mortgage finance; diversified financial services; consumer finance; capital markets; mortgage REITs; and insurance. The Financial Select Sector Index is one of the Select Sector sub-indices of the S&P 500 Index, each of which we refer to as a “Select Sector Index.” As of the date of this market measure supplement, we are one of the companies included in the Financial Select Sector Index.

The Industrial Select Sector Index

The Industrial Select Sector Index is a modified market capitalization-based index, intended to provide investors with a way to track the movements of certain public companies that represent the industrial sector of the S&P 500 Index. The Industrial Select Sector Index includes companies in the following industries: aerospace and defense; building products; construction and engineering; electrical equipment; industrial conglomerates; machinery; trading companies and distributors; commercial services and supplies; professional services; air freight and logistics; airlines; marine; road and rail; and transportation infrastructure. The Industrial Select Sector Index is one of the Select Sector sub-indices of the S&P 500 Index, each of which we refer to as a “Select Sector Index.”

The Technology Select Sector Index

The Technology Select Sector Index is a modified market capitalization-based index, intended to provide investors with a way to track the movements of certain public companies that represent the technology sector of the S&P 500 Index. The Technology Select Sector Index includes companies in the following industries: internet software and services; IT services; software; communications equipment; technology hardware, storage and peripherals; electronic equipment, instruments and components; semiconductors and semiconductor equipment; diversified telecommunication services; and wireless telecommunication services. The Technology Select Sector Index is one of the Select Sector sub-indices of the S&P 500 Index, each of which we refer to as a “Select Sector Index.”

The Select Sector Indices are a product of S&P Dow Jones Indices LLC (“SPDJI”), and have been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC.

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Construction and Maintenance of the Select Sector Indices

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

•	Constituents. Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500 Index. Each stock in the S&P 500 Index is allocated to one and only one of the Select Sector Indices. For a description of the selection criteria for the S&P 500 Index, see “Description of Equity Indices—S&P 500® Index” in this market measure supplement.”

•	Sector Classification. S&P Dow Jones, in consultation with the Index Compilation Agent, assigns index constituents of the S&P 500 Index to a Select Sector Index based on that constituent’s classification under the Global Industry Classification Standard (GICS). The sectors are defined as follows: Consumer Discretionary, Consumer Staples, Energy, Financial, Health Care, Industrials, Materials, Real Estate, Technology (combination of Information Technology & Telecommunication Services sectors) and Utilities.

•	Calculation. The Select Sector Indices are calculated by S&P Dow Jones using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds, as described below. Other than this capping methodology, the Select Sector Indices are calculated and maintained on the same basis as the S&P 500 Index, which is described under “Description of Equity Indices—S&P 500® Index” in this market measure supplement.

•	Capping Methodology. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:

(1)	The rebalancing reference date is two business days prior to the last business day of March, June, September and December.

(2)	With prices reflected on the rebalancing reference date, and membership, shares outstanding, and other metrics as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as described below.

(3)	The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the Select Sector Indices breach the maximum allowable limits defined in paragraphs 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date.

(4)	If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.

(5)	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.

(6)	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.

(7)	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

(8)	If the rule in paragraph 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.

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(9)	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until paragraph 7 is satisfied.

(10)	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

License Agreement

We and S&P Dow Jones have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Select Sector Indices in connection with the issuance of the securities.

The license agreement between us and S&P Dow Jones provides that the following language must be stated in this market measure supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third party licensors. Neither S&P Dow Jones nor its third party licensors makes any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of any Select Sector Index to track general stock market performance. S&P Dow Jones’ and its third party licensor’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of S&P Dow Jones and the third party licensors and of the Select Sector Indices which are determined, composed and calculated by S&P Dow Jones or its third party licensors without regard to Wells Fargo & Company or the securities. S&P Dow Jones and its third party licensors have no obligation to take the needs of Wells Fargo & Company or the owners of the securities into consideration in determining, composing or calculating any Select Sector Index. Neither S&P Dow Jones nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities is to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the securities.

NEITHER S&P DOW JONES, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF ANY SELECT SECTOR INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SELECT SECTOR INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.”

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DESCRIPTION OF EXCHANGE-TRADED FUNDS

Included below is a brief description of potential Funds to which the securities may be linked. This information has been obtained from publicly available sources, without independent verification.

The sponsor of each Fund is required to file information specified by the Securities and Exchange Commission (the “SEC”) periodically. Information provided to or filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) can be located by reference to the applicable Fund’s SEC file numbers (as set forth below) and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this market measure supplement.

This market measure supplement and any applicable pricing supplement relates only to the securities offered thereby and does not relate to any Fund. We have derived all disclosures contained in this market measure supplement regarding the Funds from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any Fund. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to any Fund in connection with the offer and sale of securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of a Fund (and therefore the price of such Fund at the time we price any applicable securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning a Fund could affect the payment at maturity with respect to the applicable securities and therefore the trading prices of such securities.

We and/or our affiliates may presently or from time to time engage in business with a Fund. In the course of such business, we and/or our affiliates may acquire non-public information with respect to such Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to a Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

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THE ISHARES® U.S. REAL ESTATE ETF

The iShares® U.S. Real Estate ETF is issued by the iShares Trust, a registered investment company. The iShares U.S. Real Estate ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index. The iShares U.S. Real Estate ETF’s SEC file numbers are 333-92935 and 811-09729. The iShares U.S. Real Estate ETF is listed on the NYSE Arca, Inc. under the ticker symbol “IYR.”

For a description of the Dow Jones U.S. Real Estate Index, please see “Description of Equity Indices—Dow Jones U.S. Real Estate Index” in this market measure supplement.

THE ISHARES® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is issued by the iShares Trust, a registered investment company. The iShares MSCI EAFE ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. The iShares MSCI EAFE ETF’s SEC file numbers are 333-92935 and 811-09729. The iShares MSCI EAFE ETF is listed on the NYSE Arca, Inc. under the ticker symbol “EFA.”

For a description of the MSCI EAFE Index, please see “Description of Equity Indices—The MSCI Indices” in this market measure supplement.

THE ISHARES® MSCI EMERGING MARKETS ETF

The iShares® MSCI Emerging Markets ETF is issued by iShares, Inc., a registered investment company. The iShares MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The iShares MSCI Emerging Markets ETF’s SEC file numbers are 033-97598 and 811-09102. The iShares MSCI Emerging Markets ETF is listed on the NYSE Arca, Inc. under the ticker symbol “EEM.”

For a description of the MSCI Emerging Markets Index, please see “Description of Equity Indices—The MSCI Indices” in this market measure supplement.

THE ISHARES® RUSSELL 2000 ETF

The iShares® Russell 2000 ETF is issued by the iShares Trust, a registered investment company. The iShares Russell 2000 ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Index. The iShares Russell 2000 ETF’s SEC file numbers are 333-92935 and 811-09729. The iShares Russell 2000 ETF is listed on the NYSE Arca, Inc. under the ticker symbol “IWM.”

For a description of the Russell 2000 Index, please see “Description of Equity Indices—The Russell Indices” in this market measure supplement.

iShares® is a registered mark of BlackRock Fund Advisors and its affiliates.

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THE ENERGY SELECT SECTOR SPDR® FUND

The Energy Select Sector SPDR® Fund is issued by The Select Sector SPDR Trust, a registered open-end management investment company. The Energy Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index. The Energy Select Sector SPDR Fund’s SEC file numbers are 333-57791 and 811-08837. The Energy Select Sector SPDR Fund is listed on the NYSE Arca, Inc. under the ticker symbol “XLE.”

For a description of the Energy Select Sector Index, please see “Description of Equity Indices—The Select Sector Indices” in this market measure supplement.

THE FINANCIAL SELECT SECTOR SPDR® FUND

The Financial Select Sector SPDR® Fund is issued by The Select Sector SPDR Trust, a registered open-end management investment company. The Financial Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. The Financial Select Sector SPDR Fund’s SEC file numbers are 333-57791 and 811-08837. The Financial Select Sector SPDR Fund is listed on the NYSE Arca, Inc. under the ticker symbol “XLF.” As of the date of this market measure supplement, we are one of the companies included in the Financial Select Sector SPDR Fund, the Financial Select Sector Index and the S&P 500 Index.

For a description of the Financial Select Sector Index, please see “Description of Equity Indices—The Select Sector Indices” in this market measure supplement.

THE INDUSTRIAL SELECT SECTOR SPDR® FUND

The Industrial Select Sector SPDR® Fund is issued by The Select Sector SPDR Trust, a registered open-end management investment company. The Industrial Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Industrial Select Sector Index. The Industrial Select Sector SPDR Fund’s SEC file numbers are 333-57791 and 811-08837. The Industrial Select Sector SPDR Fund is listed on the NYSE Arca, Inc. under the ticker symbol “XLI.”

For a description of the Industrial Select Sector Index, please see “Description of Equity Indices—The Select Sector Indices” in this market measure supplement.

THE TECHNOLOGY SELECT SECTOR SPDR® FUND

The Technology Select Sector SPDR® Fund is issued by The Select Sector SPDR Trust, a registered open-end management investment company. The Technology Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index. The Technology Select Sector SPDR Fund’s SEC file numbers are 333-57791 and 811-08837. The Technology Select Sector SPDR Fund is listed on the NYSE Arca, Inc. under the ticker symbol “XLK.”

For a description of the Technology Select Sector Index, please see “Description of Equity Indices—The Select Sector Indices” in this market measure supplement.

SPDR® is a trademark of Standard & Poor’s Financial Services LLC.

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THE VANECK VECTORS® OIL SERVICES ETF

The VanEck Vectors® Oil Services ETF is issued by the VanEck Vectors ETF Trust, a registered open-end management investment company. The VanEck Vectors Oil Services ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® U.S. Listed Oil Services 25 Index. The VanEck Vectors Oil Services ETF’s SEC file numbers are 333-123257 and 811-10325. The VanEck Vectors Oil Services ETF is listed on the NYSE Arca, Inc. under the ticker symbol “OIH.”

For a description of the MVIS U.S. Listed Oil Services 25 Index, please see “Description of Equity Indices—MVIS® U.S. Listed Oil Services 25 Index” in this market measure supplement.

THE SPDR® S&P® HOMEBUILDERS ETF

The SPDR® S&P® Homebuilders ETF is issued by The SPDR Series Trust, a registered open-end management investment company. The SPDR S&P Homebuilders ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Homebuilders Select Industry Index. The SPDR S&P Homebuilders ETF’s SEC file numbers are 333-57793 and 811-08839. The SPDR S&P Homebuilders ETF is listed on the NYSE Arca, Inc. under the ticker symbol “XHB.”

For a description of the S&P Homebuilders Select Industry Index, please see “Description of Equity Indices—The Select Industry Indices” in this market measure supplement.

THE SPDR® S&P® OIL & GAS EXPLORATION & PRODUCTION ETF

The SPDR® S&P® Oil & Gas Exploration & Production ETF is issued by The SPDR Series Trust, a registered open-end management investment company. The SPDR S&P Oil & Gas Exploration & Production ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index. The SPDR S&P Oil & Gas Exploration & Production ETF’s SEC file numbers are 333-57793 and 811-08839. The SPDR S&P Homebuilders ETF is listed on the NYSE Arca, Inc. under the ticker symbol “XOP.”

For a description of the S&P Oil & Gas Exploration & Production Select Industry Index, please see “Description of Equity Indices—The Select Industry Indices” in this market measure supplement.

THE SPDR® S&P 500® ETF TRUST

The SPDR® S&P 500® ETF Trust is a unit investment trust designed to generally correspond, before expenses, to the price and yield performance of the S&P 500 Index. The SPDR S&P 500 ETF Trust is organized under New York law and is governed by a trust agreement between State Street Global Advisors Trust Company, as trustee, and PDR Services LLC, as sponsor. The SPDR S&P 500 ETF Trust seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500 Index. The SPDR S&P 500 ETF Trust’s SEC file numbers are 033-46080 and 811-06125. The SPDR S&P 500 ETF Trust is listed on the NYSE Arca, Inc. under the ticker symbol “SPY.” As of the date of this market measure supplement, we are one of the companies included in the SPDR S&P 500 ETF Trust and the S&P 500 Index.

For a description of the S&P 500 Index, please see “Description of Equity Indices—The S&P Indices” in this market measure supplement.

VanEck Vectors® is a trademark of Van Eck Associates Corp. (“Van Eck”).

SPDR®, S&P®, S&P 500® and S&P MidCap 400® are trademarks of Standard & Poor’s Financial Services LLC.

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THE SPDR® S&P MIDCAP 400® ETF TRUST

The SPDR® S&P MidCap 400® ETF Trust is a unit investment trust designed to generally correspond, before expenses, to the price and yield performance of the S&P MidCap 400 Index. The SPDR S&P MidCap 400 ETF Trust is organized under New York law and is governed by a trust agreement between The Bank of New York Mellon, as trustee, and PDR Services LLC, as sponsor. The SPDR S&P MidCap 400 ETF Trust seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P MidCap 400 Index. The SPDR S&P MidCap 400 ETF Trust’s SEC file numbers are 033-89088 and 811-08972. The SPDR S&P MidCap 400 ETF Trust is listed on the NYSE Arca, Inc. under the ticker symbol “MDY.”

For a description of the S&P MidCap 400 Index, please see “Description of Equity Indices—The S&P Indices” in this market measure supplement.

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